Exhibit 99.2

Clayton Williams Energy Reviews Developmental Drilling Operations for 2009 and Outlook for 2010

MIDLAND, Texas--(BUSINESS WIRE)--March 10, 2010--Clayton Williams Energy, Inc. (the “Company”) (NASDAQ:CWEI) today provided a review of its ongoing developmental drilling programs in the Permian Basin and Austin Chalk (Trend), two of its core oil-producing areas, for 2009 and its outlook for 2010.

Developmental Drilling

The Company began a program in 2008 to exploit its large inventory of developmental drilling locations, primarily in the Permian Basin and the Austin Chalk areas of Texas, but sharp declines in oil and gas prices late in 2008 caused the Company to temporarily suspend most of this program. By mid-year 2009, oil prices had rebounded to acceptable levels and the costs of drilling services had receded due to lower demand for those services. These economic improvements, coupled with strategic actions by the Company to create drilling efficiencies and control drilling and completion costs, allowed the Company to resume and even escalate its developmental drilling program. As previously reported, the Company has taken steps to:

  Lock-in unit costs for approximately 90% of the estimated services to be provided by third party vendors for two years;
  Significantly improve drilling times by operating and managing its own drilling rigs through the acquisition of the noncontrolling interest in Desta Drilling, LP in April 2009;
  Purchase pipe for more than 175 wells at discounts to current market prices; and
  Hedge most of its existing 2010 oil production at an average price of $76.50 per barrel, and about half of its 2011 oil production at an average price of $83.80 per barrel.

Andrews County Wolfberry

The Company has a large acreage block in Andrews County, Texas on which the Company has identified more than 200 potential locations for Wolfberry wells. A Wolfberry well is a well that commingles production from the Spraberry and Wolfcamp formations. The Company resumed continuous drilling operations in this area in June 2009 with a single drilling rig, and added a second rig in July and a third rig in October. During 2009, the Company drilled and completed 13 gross (11.7 net) wells in this area at an average gross cost of approximately $1.8 million. An additional 6 gross (5.2 net) wells were in progress at the end of 2009, of which 5 gross (4.3 net) have been completed to date. In 2010, the Company plans to use up to six of Desta Drilling’s rigs to drill and complete approximately 104 additional wells at an estimated cost of $173.9 million, net to the Company’s working interest.

Fuhrman-Mascho Field

The Company also resumed a drilling program in the Fuhrman-Mascho Field in Andrews County, Texas beginning in July 2009. During 2009, the Company drilled and completed 20 gross (18.2 net) wells in this area at an average gross cost of approximately $400,000. An additional 4 gross (3.6 net) wells were in progress at the end of 2009, all of which have been completed to date. In 2010, the Company plans to drill and complete approximately 14 additional wells at an estimated cost of $4.1 million, net to the Company’s working interest.

Austin Chalk (Trend)

The Company has extensive holdings of more than 200,000 net acres in the Austin Chalk area of Burleson, Lee, and Robertson Counties, Texas. In certain parts of this acreage, the Company has been able to tap additional oil and gas production and reserves by drilling new horizontal wells between existing producing units, a practice known as in-fill drilling. The Company resumed in-fill drilling operations in the Austin Chalk area in July 2009 with a single drilling rig and added a second rig in October. During 2009, the Company drilled and completed 3 gross (2.9 net) wells in this area at an average gross cost of approximately $2.1 million. An additional 2 gross (2 net) wells were in progress at the end of 2009, both of which have been completed to date. In 2010, the Company plans to use two of Desta Drilling’s rigs to drill and complete approximately 20 wells at an estimated cost of $39.3 million, net to the Company’s working interest.

Eagle Ford Shale

The Eagle Ford Shale is a formation immediately beneath the Austin Chalk formation. The Company has drilled a horizontal well in Burleson County, Texas to test the Eagle Ford Shale underlying its existing Austin Chalk acreage. The well is currently producing, and the Company is evaluating the data to determine if an Eagle Ford Shale drilling program is economically viable. Depending on the results of this well, the Company may decide to drill additional wells in the future to further evaluate its Eagle Ford Shale potential.

Revised Plans for Capital Spending in 2010

The Company also updated its estimates for capital spending for the remainder of the year. The Company now plans to spend approximately $274.4 million on exploration and development activities in 2010, as compared to the previous estimate of approximately $237.4 million. The table below provides an overview of the estimated capital spending by area:

	Total
	Planned
	Expenditures
	Year Ending	Percentage
	December 31, 2010	of Total
	(In thousands)

Permian Basin	$210,500	77%
Austin Chalk (Trend)	49,800	18%
South Louisiana	8,800	3%
California	2,500	1%
Other	2,800	1%
	$274,400	100%

Comments

Clayton W. Williams, Jr., President and Chief Executive Officer of the Company, commented, “I am very pleased with the progress of our developmental drilling program. The wells we have drilled to date are meeting our production and reserves expectations. As a result, we believe we have some very attractive opportunities for organic growth in the Permian Basin and in the Austin Chalk relative to our current acreage positions. I remain convinced that the steps we have taken to control drilling and completion costs and to stabilize product prices through effective hedge transactions will have a positive impact on the ultimate success of this program.”

Clayton Williams Energy, Inc. is an independent energy company located in Midland, Texas.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or current facts, that address activities, events, outcomes and other matters that we plan, expect, intend, assume, believe, budget, predict, forecast, project, estimate or anticipate (and other similar expressions) will, should or may occur in the future are forward-looking statements. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. The Company cautions that its future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures and other forward-looking statements are subject to all of the risks and uncertainties, many of which are beyond our control, incident to the exploration for and development, production and marketing of oil and gas.

These risks include, but are not limited to, the possibility of unsuccessful exploration and development drilling activities, our ability to replace and sustain production, commodity price volatility, domestic and worldwide economic conditions, the availability of capital on economic terms to fund our capital expenditures and acquisitions, our level of indebtedness, the impact of the current economic recession on our business operations, financial condition and ability to raise capital, declines in the value of our oil and gas properties resulting in a decrease in our borrowing base under our credit facility and impairments, the ability of financial counterparties to perform or fulfill their obligations under existing agreements, the uncertainty inherent in estimating proved oil and gas reserves and in projecting future rates of production and timing of development expenditures, drilling and other operating risks, lack of availability of goods and services, regulatory and environmental risks associated with drilling and production activities, the adverse effects of changes in applicable tax, environmental and other regulatory legislation, and other risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

CONTACT:
Clayton Williams Energy, Inc.
Patti Hollums, 432-688-3419
Director of Investor Relations
cwei@claytonwilliams.com
www.claytonwilliams.com
or
Mel G. Riggs, 432-688-3431
Chief Financial Officer